EXHIBIT 99.1

FOR MORE INFORMATION, CONTACT:
David H. Hoster II, President and Chief Executive Officer
N. Keith McKey, Chief Financial Officer
(601) 354-3555


                         EASTGROUP PROPERTIES ANNOUNCES
                           THIRD QUARTER 2006 RESULTS

o    Funds from  Operations of $15.8  Million or $.70 Per Share,  an Increase of
     4.5%
o    Net Income  Available  to Common  Stockholders  of $5.3 Million or $.23 Per
     Share
o    Same   Property  Net  Operating   Income   Growth  of  5.4%,   7.4%  Before
     Straight-Line Rent Adjustments
o    Percentage Leased 96.3%, Occupancy 95.6% - Highest Levels Since 2000
o    Paid 107th Consecutive Quarterly Dividend - $.49 Per Share
o    Development Projects of $99 Million Under Construction or In Lease-Up
o    Debt-to-Total Market Capitalization of 25.6% at Quarter End
o    Interest Coverage of 3.6x and Fixed Charge Coverage of 3.3x

JACKSON, MISSISSIPPI, October 25, 2006 - EastGroup Properties, Inc. (NYSE-EGP) announced today the results of its operations for the three and nine months ended September 30, 2006.

FUNDS FROM OPERATIONS

For the quarter ended September 30, 2006, funds from operations (FFO) was $.70 per share compared with $.67 for the same period of 2005, an increase of 4.5% per share. The increase in FFO was mainly due to higher property net operating income (PNOI) of $2,451,000 (an 11.1% increase in PNOI). This increase in PNOI was primarily attributable to $448,000 from 2005 acquisitions, $789,000 from newly developed properties and $1,189,000 from same property growth.

For the nine months ended September 30, 2006, FFO was $2.09 per share compared with $1.96 per share for the same period last year, an increase of 6.6%. The increase in FFO for 2006 was primarily due to higher PNOI of $6,856,000 (a 10.5% increase in PNOI). The increase in PNOI resulted mainly from $2,148,000 attributable to 2005 acquisitions, $2,157,000 from newly developed properties and $2,464,000 from same property growth.

PNOI from same properties increased 5.4% for the quarter. Before straight-line rent adjustments, the increase was 7.4%. Rental rate increases on new and renewal leases averaged 14.1% for the quarter. Before straight-line rent adjustments, rental rate increases on new and renewal leases averaged 5.1%.

For the nine months ended September 30, 2006, PNOI from same properties increased 4.0%. Before straight-line rent adjustments, the increase was 5.3%. Rental rate increases on new and renewal leases averaged 11.3% for the nine months, and, before straight-line rent adjustments, rental rate increases on new and renewal leases averaged 3.6%.

FFO and PNOI are non-GAAP financial measures, which are defined under Definitions later in this release. Reconciliations of FFO and PNOI to Net Income, the most directly comparable GAAP financial measure, are presented in the attached schedule "Reconciliations of Other Reporting Measures to Net Income."

David H. Hoster II, President and CEO, stated, "We are pleased with our increased occupancy of 95.6% at September 30, 2006. This is the highest occupancy level since the fourth quarter of 2000. In addition, we

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        P.O.Box 22728-JACKSON,MS 39225-TEL.601-354-3555-FAX 601-352-1441
continue to experience growth in FFO per share with the third quarter of 2006 representing our ninth consecutive quarter of increased FFO as compared to the previous year's quarter. It was also the thirteenth consecutive quarter of positive same property results both with and without the straight-lining of rents which illustrates the ongoing strength of our property operations."

EARNINGS PER SHARE

On a diluted per share basis, earnings per common share (EPS) was $.23 for the three-month periods ended September 30, 2006 and 2005; diluted EPS was $.70 for both nine-month periods.

DEVELOPMENT

EastGroup's current development program and properties transferred during 2006 and 2005 to the portfolio increased PNOI by $789,000 in the third quarter of 2006 and $2,157,000 for the nine months compared to the same periods in 2005.

In two separate transactions during the third quarter, the Company acquired 17.5 acres of land in San Antonio, Texas for future development for a total price of $2,471,000. This land is contiguous to EastGroup's existing Wetmore Business Center purchased in late 2005 and will allow the Company to add approximately 280,000 additional square feet to Wetmore for a total of approximately 480,000 square feet.

As previously announced, the Company has 20 acres of land under contract for purchase in Fort Myers, Florida which is scheduled to close in the fourth quarter of 2006. This land is adjacent to a 10-acre tract of land that the Company purchased for development in 2005. Construction on the first two Fort Myers buildings began in September. In addition, EastGroup has 5.1 acres under contract for purchase in World Houston that is expected to close in late October.

During the third quarter, EastGroup transferred two Orlando properties (133,000 square feet), both currently 100% leased, to the portfolio with a combined investment of $8,665,000 as of the date of transfer. The Company transferred Arion 14 in San Antonio (66,000 square feet - 100% leased) and Techway Southwest III in Houston (100,000 square feet - 23% leased) to the portfolio in October and expects to transfer one additional development property in the remainder of fourth quarter.

At September 30, 2006, EastGroup had 17 development properties containing 1,364,000 square feet with a projected total cost of approximately $99 million either in lease-up or under construction. These properties were collectively 39% leased at September 30, 2006 and 44% at October 24, 2006.

Mr. Hoster stated, "We are continuing to expand EastGroup's development program to reflect both the strong leasing activity at our development properties and the overall firming of our development submarkets. Our development program has been and, we believe, will continue to be a creator of shareholder value and a major contributor to our future growth in FFO."

PROPERTY ACQUISITIONS

EastGroup is currently under contract to acquire three buildings (181,000 square feet) in Charlotte, North Carolina for a total purchase price of $9.3 million. Charlotte is a new market for EastGroup and is the third new market for the Company over the past three years.

Mr. Hoster stated, "We are excited about entering the Charlotte market since it offers an excellent fit with our investment and operating strategies. It is a high growth Sunbelt market with a strong industrial property base. Our goal is to expand to over one million square feet in the next 18 to 24 months."

CAPITAL TRANSACTIONS

On September 13, 2006, the Company closed the sale of 1,437,500 shares of its common stock to Citigroup Global Markets Inc. Total net proceeds from the offering of the shares were approximately $68.1

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        P.O.Box 22728-JACKSON,MS 39225-TEL.601-354-3555-FAX 601-352-1441
million after deducting the underwriting discount and other offering expenses. EastGroup used the proceeds to repay borrowings under its credit facility.

As previously announced, in August, the Company closed on a $38 million, nonrecourse first mortgage loan secured by properties containing 778,000 square feet. The loan has a fixed interest rate of 5.68%, a ten-year term and an amortization schedule of 20 years. The proceeds of the note were used to repay the maturing mortgages on these properties of $15.4 million and to reduce floating rate bank borrowings.

In October, the Company closed on a $78 million, nonrecourse first mortgage loan secured by properties containing 1,316,000 square feet. The loan has a fixed interest rate of 5.97%, a ten-year term and an amortization schedule of 20 years. The proceeds of the note were used to repay a maturing $20.5 million mortgage and to reduce floating rate bank borrowings.

Mr. Hoster stated, "These capital transactions allowed EastGroup to further strengthen an already good balance sheet by reducing both our floating rate debt and our debt-to-total market capitalization ratio, thereby enhancing the Company's flexibility in funding its development and acquisition programs.

"In addition, we are pleased to announce that Fitch Ratings upgraded EastGroup's rating from BBB- to BBB, which should further have a positive effect on capital raising costs in the future."

DIVIDENDS

EastGroup paid dividends of $.49 per share of common stock in the third quarter of 2006, which was the 107th consecutive quarterly distribution to EastGroup's common stockholders. The annualized dividend rate of $1.96 per share yields 3.8% on the closing stock price of $51.87 on October 24, 2006.

EastGroup  also paid  quarterly  dividends  of $.4969  per share on its Series D
Preferred Stock on October 15, 2006 to stockholders of record as of September 30, 2006.

STRONG FINANCIAL POSITION

EastGroup's balance sheet continues to be strong and flexible with debt-to-total market capitalization of 25.6% at September 30, 2006. For the quarter, the Company had an interest coverage ratio of 3.6x and a fixed charge coverage ratio of 3.3x. Total debt at September 30, 2006 was $418.3 million with floating rate bank debt comprising $55.7 million of that total.

OUTLOOK FOR REMAINDER OF 2006

FFO guidance for the fourth quarter and the full year 2006 has been narrowed from our previous guidance. On a per share basis, the Company anticipates FFO in the ranges of $.71 to $.73 and $2.81 to $2.83 for the fourth quarter and full year, respectively. Diluted EPS for 2006 is estimated to be in the range of $.96 to $.98. The table below reconciles projected net income to projected FFO.

                                                                Q4 2006                 Y/E 2006
                                                            Low         High        Low          High
                                                        ----------------------------------------------
Net income                                              $  6,819       7,293      24,476       24,950
Dividends on preferred shares                               (656)       (656)     (2,624)      (2,624)
                                                        ----------------------------------------------
Net income available to common stockholders                6,163       6,637      21,852       22,326
Depreciation and amortization                             10,750      10,750      42,237       42,237
Gain on sale of depreciable real estate assets                 -           -        (429)        (429)
                                                        ----------------------------------------------
Funds from operations                                   $ 16,913      17,387      63,660       64,134
                                                        ==============================================

Diluted shares                                            23,736      23,736      22,690       22,690

Per share data (diluted):
Net income available to common stockholders             $    .26         .28         .96          .98
Funds from operations                                   $    .71         .73        2.81         2.83

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        P.O.Box 22728-JACKSON,MS 39225-TEL.601-354-3555-FAX 601-352-1441

DEFINITIONS

The Company's chief decision makers use two primary measures of operating results in making decisions: property net operating income (PNOI), defined as income from real estate operations less property operating expenses (before interest expense and depreciation and amortization), and funds from operations available to common stockholders (FFO). EastGroup defines FFO consistent with the National Association of Real Estate Investment Trusts' definition, as net income (loss) computed in accordance with U.S. generally accepted accounting principles (GAAP), excluding gains or losses from sales of depreciable real estate property, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO as defined by the Company refers to FFO available to common stockholders as it excludes dividends on preferred stock.

PNOI and FFO are supplemental industry reporting measurements used to evaluate the performance of the Company's investments in real estate assets and its operating results. The Company believes that the exclusion of depreciation and amortization in the industry's calculations of PNOI and FFO provides supplemental indicators of the properties' performance since real estate values have historically risen or fallen with market conditions. PNOI and FFO as calculated by the Company may not be comparable to similarly titled but differently calculated measures for other REITs. Investors should be aware that items excluded from or added back to FFO are significant components in understanding and assessing the Company's financial performance.

CONFERENCE CALL

EastGroup will host a conference call and webcast to discuss the results of its third quarter and review the Company's current operations on Thursday, October 26, 2006, at 11:00 A.M. Eastern Time. A live broadcast of the conference call is available by dialing 1-800-540-0559 (conference ID EastGroup) or by webcast through a link on the Company's website at www.eastgroup.net. If you are unable to listen to the live conference call, a telephone and webcast replay will be available on Thursday, October 26, 2006. The telephone replay will be available until Thursday, November 2, 2006, and can be accessed by dialing 1-800-839-3607. Also, the replay of the webcast can be accessed through a link on the Company's website at www.eastgroup.net and will be available until Thursday, November 2, 2006.

SUPPLEMENTAL INFORMATION

Supplemental financial information is available by request by calling the Company at 601-354-3555, or by accessing the report in the reports section of the Company's website at www.eastgroup.net.

COMPANY INFORMATION

EastGroup Properties, Inc. is a self-administered equity real estate investment trust focused on the development, acquisition and operation of industrial properties in major Sunbelt markets throughout the United States with an emphasis in the states of Florida, Texas, California and Arizona. The Company's goal is to maximize shareholder value by being the leading provider in its markets of functional, flexible, and quality business distribution space for location sensitive customers primarily in the 5,000 to 50,000 square foot range. The Company's strategy for growth is based on ownership of premier distribution facilities generally clustered near major transportation features in supply-constrained submarkets. EastGroup's portfolio currently includes 21.6 million square feet with an additional 1,198,000 square feet of properties under development. EastGroup Properties, Inc. press releases are also available on the Company's website.

FORWARD-LOOKING STATEMENTS

In addition to historical information, certain statements in this release are forward-looking, such as those pertaining to the Company's hopes, expectations, intentions, plans, beliefs, strategies regarding the future, the anticipated performance of development and acquisition properties, capital resources, profitability and

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        P.O.Box 22728-JACKSON,MS 39225-TEL.601-354-3555-FAX 601-352-1441
portfolio performance. Forward-looking statements involve numerous risks and uncertainties. The following factors, among others discussed herein, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: defaults or nonrenewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, environmental uncertainties, risks related to disasters and the costs of insurance to protect from such disasters, financial market fluctuations, changes in real estate and zoning laws, increases in real property tax rates and risks relating to the Company's development program, including weather, delays in construction schedules, contractor's failure to perform, increases in the price of construction materials or the unavailability of such materials, difficulty in obtaining necessary governmental approvals and other matters outside the Company's control. The success of the Company also depends upon the trends of the economy, including interest rates and the effects to the economy from possible terrorism and related world events, income tax laws, governmental regulation, legislation, population changes and those risk factors discussed elsewhere in this release. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as the date hereof. The Company assumes no obligation to update forward-looking statements. See also the Company's reports to be filed from time to time with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

                                     -MORE-
        P.O.Box 22728-JACKSON,MS 39225-TEL.601-354-3555-FAX 601-352-1441

                           EASTGROUP PROPERTIES, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                                   Three Months Ended           Nine Months Ended
                                                                                      September 30,                September 30,
                                                                                ----------------------------------------------------
                                                                                  2006            2005         2006            2005
                                                                                ----------------------------------------------------
REVENUES
Income from real estate operations                                              $  34,168         31,128       99,976        91,010
Equity in earnings of unconsolidated investment                                        74             88          213           377
Gain on involuntary conversion                                                        185              -          185             -
Other income                                                                           36             28           70           144
                                                                                ----------------------------------------------------
                                                                                   34,463         31,244      100,444        91,531
                                                                                ----------------------------------------------------
EXPENSES
Expenses from real estate operations                                                9,576          8,987       27,897        25,787
Depreciation and amortization                                                      10,559          9,400       31,319        27,770
General and administrative                                                          1,990          1,573        5,434         5,266
Minority interest in joint ventures                                                   179            115          452           358
                                                                                ----------------------------------------------------
                                                                                   22,304         20,075       65,102        59,181
                                                                                ----------------------------------------------------

OPERATING INCOME                                                                   12,159         11,169       35,342        32,350

OTHER INCOME (EXPENSE)
  Interest income                                                                      68             26          111           235
  Interest expense                                                                 (6,314)        (5,738)     (19,046)      (17,508)
                                                                                ----------------------------------------------------
INCOME FROM CONTINUING OPERATIONS                                                   5,913          5,457       16,407        15,077
                                                                                ----------------------------------------------------

DISCONTINUED OPERATIONS
  Income from real estate operations                                                    -            357          159         1,030
  Gain on sale of real estate investments                                               7             33        1,091         1,164
                                                                                ----------------------------------------------------
INCOME FROM DISCONTINUED OPERATIONS                                                     7            390        1,250         2,194
                                                                                ----------------------------------------------------

NET INCOME                                                                          5,920          5,847       17,657        17,271

Preferred dividends-Series D                                                          656            656        1,968         1,968
                                                                                ----------------------------------------------------

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS                                     $   5,264          5,191       15,689        15,303
                                                                                ====================================================

BASIC PER COMMON SHARE DATA
  Income from continuing operations                                             $    0.24           0.22         0.65          0.61
  Income from discontinued operations                                                0.00           0.02         0.06          0.10
                                                                                ----------------------------------------------------
  Net income available to common stockholders                                   $    0.24           0.24         0.71          0.71
                                                                                ====================================================

  Weighted average shares outstanding                                              22,235         21,799       22,017        21,485
                                                                                ====================================================

DILUTED PER COMMON SHARE DATA
  Income from continuing operations                                             $    0.23           0.21         0.65          0.60
  Income from discontinued operations                                                0.00           0.02         0.05          0.10
                                                                                ----------------------------------------------------
  Net income available to common stockholders                                   $    0.23           0.23         0.70          0.70
                                                                                ====================================================

  Weighted average shares outstanding                                              22,553         22,130       22,334        21,805
                                                                                ====================================================

Dividends declared per common share                                             $   0.490          0.485        1.470         1.455

                           EASTGROUP PROPERTIES, INC.
            RECONCILIATIONS OF OTHER REPORTING MEASURES TO NET INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                                   Three Months Ended           Nine Months Ended
                                                                                      September 30,               September 30,
                                                                                ----------------------------------------------------
                                                                                  2006            2005         2006            2005
                                                                                ----------------------------------------------------
RECONCILIATIONS OF OTHER REPORTING MEASURES TO NET INCOME:

Income from real estate operations                                              $  34,168         31,128       99,976        91,010
Operating expenses from real estate operations                                     (9,576)        (8,987)     (27,897)      (25,787)
                                                                                ----------------------------------------------------

PROPERTY NET OPERATING INCOME (PNOI)                                               24,592         22,141       72,079        65,223

Equity in earnings of unconsolidated investment
     (before interest and depreciation)                                               195            204          578           602
Interest income                                                                        68             26          111           235
Gain on involuntary conversion                                                        185              -          185             -
Other income                                                                           36             28           70           144
General and administrative expense                                                 (1,990)        (1,573)      (5,434)       (5,266)
                                                                                ----------------------------------------------------

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND
    AMORTIZATION (EBITDA)                                                          23,086         20,826       67,589        60,938

Income from discontinued operations (before depreciation and amortization) (1)          -            562          341         1,723
Interest expense (2)                                                               (6,314)        (5,738)     (19,046)      (17,508)
Interest expense from unconsolidated investment                                       (88)           (91)        (266)         (126)
Minority interest in earnings (before depreciation and amortization)                 (217)          (150)        (565)         (463)
Gain on sale of nondepreciable real estate                                              7             33          662            33
Dividends on Series D preferred shares                                               (656)          (656)      (1,968)       (1,968)
                                                                                ----------------------------------------------------

FUNDS FROM OPERATIONS (FFO) AVAILABLE TO COMMON STOCKHOLDERS                       15,818         14,786       46,747        42,629

Depreciation and amortization from continuing operations                          (10,559)        (9,400)     (31,319)      (27,770)
Depreciation and amortization from discontinued operations                              -           (205)        (182)         (693)
Depreciation from unconsolidated investment                                           (33)           (25)         (99)          (99)
Minority interest depreciation and amortization                                        38             35          113           105
Gain on sale of depreciable real estate investments                                     -              -          429         1,131
                                                                                ----------------------------------------------------

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS                                         5,264          5,191       15,689        15,303

Dividends on preferred shares                                                         656            656        1,968         1,968
                                                                                ----------------------------------------------------

NET INCOME                                                                      $   5,920          5,847       17,657        17,271
                                                                                ====================================================

DILUTED PER COMMON SHARE DATA: (3)
Income from continuing operations                                               $    0.23           0.21         0.65          0.60
Income from discontinued operations                                                  0.00           0.02         0.05          0.10
                                                                                ----------------------------------------------------
Net income available to common stockholders                                     $    0.23           0.23         0.70          0.70
                                                                                ====================================================

Funds from operations available to common stockholders                          $    0.70           0.67         2.09          1.96
                                                                                ====================================================

Weighted average shares outstanding for EPS and FFO purposes                       22,553         22,130       22,334        21,805
                                                                                ====================================================

(1) Includes no interest expense for 2006 and zero and $64,000 for the three and nine months ended September 30, 2005, respectively.

(2) Net of capitalized interest of $1,120,000 and $610,000 for the three months ended September 30, 2006 and 2005, respectively; and $3,096,000 and $1,679,000 for the nine months ended September 30, 2006 and 2005, respectively.

(3) Assumes dilutive effect of common stock equivalents.